Exhibit 12.1

Computation of Ratios

Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

	Years ended December 31,
(dollar amount in thousands)	2009	2008	2007	2006	2005
Earnings:
Pretax income (loss) from continuing operations	$11,670	$(24,107)	$(55,268)	$(23,525)	$(13,889)
Fixed Charges	14,235	36,260	52,757	72,939	60,104
Dividends distributed to shareholders	7,108	4,101	1,826	11,524	17,256
Total Earnings	33,013	16,253	(685)	60,938	63,471

Fixed Charges:
Interest Expense	14,235	36,260	52,757	72,939	60,104
Amortized premiums & discounts related to indebtedness	—	—	—	—	—
Capitalized expenses related to indebtedness	—	—	—	—	—
Capitalized Interest	—	—	—	—	—
Preference security dividends	—	—	—	—	—
Total Fixed Charges	$14,235	$36,260	$52,757	$72,939	$60,104

Ratio of earnings to fixed charges	2.32	0.45	(0.01)	0.84	1.06

Preference security dividends	—	—	—	—	—

Ratio of earnings to fixed charges and preference security dividends	2.32	0.45	(0.01)	0.84	1.06

Computation of Earnings to Fixed Charges

	Years ended December 31,
(dollar amount in thousands)	2009	2008	2007	2006	2005
Fixed Charges:
+ Interest Expense	$14,235	$36,260	$52,757	$72,939	$60,104
+ Capitalized Interest	—	—	—	—	—
+ Amortized premiums & discounts related to indebtedness	—	—	—	—	—
+ Capitalized expenses related to indebtedness	—	—	—	—	—
+ Interest within rent expense	—	—	—	—	—
+ Preference security dividends	—	—	—	—	—
Total Fixed Charges	14,235	36,260	52,757	72,939	60,104

Earnings:
+ Pretax income from continuing operations	11,670	(24,107)	(55,268)	(23,525)	(13,889)
+ Fixed Charges	14,235	36,260	52,757	72,939	60,104
+ Amortization of capitalized interest	—	—	—	-	—
+ Dividends distributed to shareholders	7,108	4,101	1,826	11,524	17,256
+ Pre-tax losses of equity investees	—	—	—	—	—
- Interest capitalized	—	—	—	—	—
- Preference security dividends of consolidated subsidiaries	—	—	—	—	—
- Minority interest in pre-tax income of subs…	—	—	—	—	—
Total Earnings	$33,013	$16,254	$(685)	$60,938	$63,471

Ratio of Earnings to Fixed Charges	2.32	0.45	0.45	0.84	1.06

If ratio is less than 1, disclose dollar amount of deficiency	—	20,006	53,442	12,001	—